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                                                                      EXHIBIT 12

                             COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (Dollar Amounts in Thousands)
                                   (Unaudited)

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                                          NINE MONTHS ENDED
                                             SEPTEMBER 30,                          YEAR ENDED DECEMBER 31,
                                        ----------------------    -------------------------------------------------------------
                                           1999         1998         1998         1997        1996         1995         1994
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Interest Expense                        $  39,100    $  87,500    $ 101,900    $  90,400    $ 142,100    $ 151,000    $  73,300

Estimated Interest Portion of
    Rent Expense                           10,736        9,144       12,352       10,864       10,035       10,064       10,321
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Fixed Charges                           $  49,836    $  96,644    $ 114,252    $ 101,264    $ 152,135    $ 161,064    $  83,621
                                        =========    =========    =========    =========    =========    =========    =========
Income From Continuing
    Operations Before Income Taxes      $ 387,400    $ 323,400    $ 523,600    $ 483,200    $ 470,700    $ 297,300    $ 314,600

Add:     Fixed Charges                     49,836       96,644      114,252      101,264      152,135      161,064       83,621

         Dividends From Less Than
         50% Owned Companies                    -            -            -            -          287          968          549

Less:    Equity in (Earnings) / Losses
         of Less Than 50% Owned
         Companies                           (240)         145          595         (320 )     (1,609)        (996)      (1,776)
                                        ---------    ---------    ---------    ---------    ---------    ---------    ---------
Earnings Before Fixed Charges           $ 436,996    $ 420,189    $ 638,447    $ 584,144    $ 621,513    $ 458,336    $ 396,994
                                        =========    =========    =========    =========    =========    =========    =========
Ratio of Earnings to Fixed Charges        8.8x         4.3x         5.6x         5.8x         4.1x         2.8x         4.7x
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